Exhibit 99.1

news release

Enbridge Energy Partners Declares Distribution and Reports Earnings for Third Quarter 2011

HOUSTON, TX, October 28, 2011— Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.53250 per unit payable November 14, 2011 to unitholders of record on November 4, 2011.

“We are very pleased with the excellent progress made on our crude oil, natural gas liquids (‘NGL’), and natural gas growth strategies during the quarter. On our liquids segment, we are expanding our Line 5 light crude line between Superior, Wisconsin and Sarnia, Ontario by 50,000 barrels per day. This expansion will enable growing light crude production from the US and Canada to meet refinery needs in Michigan, Ohio and Ontario and complement our overall strategy to enhance light crude oil access to Eastern markets in the U.S. and Canada,” said Mark Maki president of the Partnership.

“We also announced the Bakken Access Program, which is a 100,000 barrels per day upstream expansion of our North Dakota System that will complement our Bakken Expansion Program. This expansion project will substantially enhance our gathering capabilities on the western side of our system,” noted Maki.

“On our natural gas segment we are proceeding with construction of the 150 million cubic feet per day Ajax processing plant in the liquids rich Granite Wash region and we announced participation in a joint venture to build the Texas Express natural gas liquids pipeline. The Ajax plant is the latest in a series of major investments to add much-needed natural gas processing capacity to the Partnership’s Anadarko System. The Texas Express Pipeline will help producers in the area maximize the value of their natural gas production by providing additional liquids takeaway capacity and enhanced access to the Gulf Coast NGL market and is a significant investment opportunity for the Partnership. This is the first step to address one of the key Partnership strategies to extend our natural gas gathering and processing value chain to include NGL infrastructure,” added Maki.

The Partnership’s key financial results for the third quarter of 2011, compared to the same period in 2010, were as follows:

	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions except per unit amounts)	2011	2010	2011	2010
Net income (loss)	$122.6	$(406.4)	$396.6	$(151.0)
Net income (loss) per unit**	0.36	(1.74)	1.26	(0.82)
Adjusted EBITDA*	298.7	282.5	873.0	808.8
Adjusted net income	127.0	110.1	333.7	332.7
Adjusted net income per unit**	0.38	0.38	1.02	1.18

*	Includes non-controlling interest
**	Adjusted for the 2-for-1 unit split effective April 21, 2011

Adjusted net income for the three and nine month periods ended September 30, 2011, reported above, eliminates the impact from: (a) cash settlements from historical measurement recoveries; (b) additional environmental costs, net of insurance recoveries, associated with the incidents on Lines 6A and 6B; and (c) non-cash, mark-to-market net gains and losses; among other adjustments. Refer to the Non-GAAP Reconciliations table on page 5 for additional details. Adjusted net income per unit for the third quarter of 2011 is in line with the same period last year as higher earnings from both segments were offset by a greater number of units outstanding. Adjusted net income per unit for the nine months ended 2011 was lower compared to the nine months ended 2010 due to a greater number of units outstanding.

COMPARATIVE EARNINGS STATEMENT

	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions except per unit amounts)	2011	2010	2011	2010
Operating revenue	$2,372.2	$1,889.3	$7,033.1	$5,567.9
Operating expenses:
Cost of natural gas	1,805.4	1,455.6	5,496.2	4,250.2
Environmental costs, net of recoveries	56.1	477.6	44.8	482.1
Oil measurement adjustments	(2.8)	(0.2)	(61.5)	(0.2)
Operating and administrative	181.3	142.3	516.0	410.1
Power	37.7	36.7	107.2	105.5
Depreciation and amortization	78.9	79.7	256.9	225.2
Impairment charge	—	10.3	—	10.3
Operating income (loss)	215.6	(312.7)	673.5	84.7
Interest expense	78.7	70.1	236.6	199.0
Other income (loss)	—	(0.6)	6.0	16.1
Income (loss) before income tax expense	136.9	(383.4)	442.9	(98.2)
Income tax expense	2.1	2.9	5.3	7.5
Net income (loss)	134.8	(386.3)	437.6	(105.7)
Less: Net income attributable to noncontrolling interest	12.2	20.1	41.0	45.3
Net income (loss) attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$122.6	$(406.4)	$396.6	$(151.0)
Less: Allocations to General Partner	26.7	8.8	73.7	44.7
Net income (loss) allocable to Limited Partners	$95.9	$(415.2)	$322.9	$(195.7)
Weighted average Limited Partner units (millions) (1)	264.6	238.1	257.6	236.8
Net income (loss) per Limited Partner unit (dollars) (1)	$0.36	$(1.74)	$1.26	$(0.82)

(1)	Adjusted for the 2-for-1 unit split issued April 21, 2011

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three month period ended September 30, 2011 with the same period of 2010. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2011	2010	2011	2010
Liquids	$169.7	$170.7	$465.5	$463.6
Natural Gas	53.4	33.7	150.8	98.9
Marketing	(2.8)	1.1	(0.3)	8.3
Corporate	(0.5)	(2.1)	(2.5)	(3.3)
Adjusted operating income	$219.8	$203.4	$613.5	$567.5

Liquids – For the three month period ended September 30, 2011 adjusted operating income for the Liquids segment decreased slightly to $169.7 million from $170.7 million for the comparable period in

2010. The adjusted operating income for the three month period ended September 30, 2011 was affected by both higher average daily volumes delivered and transportation rate increases on all of our major liquids systems.

The indexed transportation rates, which became effective in July 2011, increased by 6.9 percent in connection with the annual index rate ceiling adjustment. As previously disclosed, $175 million for pipeline integrity on Line 6B is being recovered through the Facilities Surcharge Mechanism that is part of the system-wide rates of the Lakehead system. Offsetting these positive factors were increased operating and administrative expenses due to our pipeline integrity plan and other variable costs incurred in relation to our expanded pipeline systems.

Liquids Systems Volumes	Three months ended September 30,		Nine months ended September 30,
(thousand barrels per day)	2011	2010	2011	2010
Lakehead	1,713	1,597	1,685	1,654
Mid-Continent	233	215	225	208
North Dakota	206	164	186	164
Total	2,152	1,976	2,096	2,026

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment was $53.4 million for the three month period ended September 30, 2011, an increase of $19.7 million from the $33.7 million of adjusted operating income for the same period in 2010. The increase in adjusted operating income was primarily due to increased natural gas and NGL volumes and related increase in fees on both our Anadarko and East Texas systems. Our Anadarko system benefited from both the growth in the Granite Wash play and additional volumes associated with our September 2010 acquisition of the Elk City system. Our East Texas system benefited from new assets placed in service to capture the growing natural gas production from the Haynesville shale play.

Natural Gas Throughput	Three months ended September 30,		Nine months ended September 30,
(MMBtu per day)	2011	2010	2011	2010
East Texas	1,469,000	1,332,000	1,392,000	1,233,000
Anadarko (1)	1,039,000	694,000	1,007,000	618,000
North Texas	333,000	355,000	340,000	354,000
Total	2,841,000	2,381,000	2,739,000	2,205,000

(1)

Average daily volumes for the three and nine month periods ended September 30, 2011 include 264,000 MMBtu per day and 249,000 MMBtu per day, respectively, of volumes associated with our acquisition of the Elk City system.

Marketing – The Marketing segment reported an adjusted operating loss of $ 2.8 million for the three month period ended September 30, 2011, a decrease of $3.9 million from the $ 1.1 million of adjusted operating income for the same period of 2010. The decrease is attributable to narrower natural gas price differentials between market centers. Also negatively impacting operating results for the three month period ended September 30, 2011 were non-cash charges of $1.2 million that were recorded to reduce the cost basis of our natural gas inventory to net realizable value. We expect that a majority of these charges will be recouped when the physical natural gas inventory is sold. Similar charges did not occur in the comparable period of 2010.

Partnership Financing – During the three month period ended September 30, 2011, the Partnership issued 16,050,000 Class A Common Units through two separate public equity offerings. Proceeds from the public equity offerings, net of underwriting commissions and offering costs, were approximately $452.0 million. The Partnership also issued 751,766 Class A Common Units at sales prices averaging $28.38 for net proceeds of approximately $20.8 million under the terms of its equity distribution agreement.

During the three month period ended September 30, 2011 the Partnership issued and sold $600 million and $150 million in principal amount of its senior notes due 2021 and 2040, respectively. The net proceeds from the financing transactions were used to repay a portion of the Partnership’s outstanding commercial paper, to repay any credit facility borrowings outstanding, and to fund a portion of our capital expansion projects. In September 2011, the Partnership entered into a new 5-year senior unsecured revolving credit facility that allows the Partnership to borrow up to an aggregate principal amount of $2 billion.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.53250 per share payable November 14, 2011 to shareholders of record on November 4, 2011. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on November 2, 2011.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on October 31, 2011. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternative Webcast link:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=63707&eventID=4191828

The audio portion of the presentation will be accessible by telephone at (866) 383-8008 (Passcode: 42826815) and can be replayed until January 31, 2012 by calling (888) 286-8010 (Passcode: 47299295). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted Earnings	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions except per unit amounts)	2011	2010	2011	2010
Net income (loss)	$134.8	$(386.3)	$437.6	$(105.7)
Lines 6A and 6B incident expenses, net of recoveries	55.0	475.0	43.0	475.0
Lines 6A and 6B incident lost revenues	—	16.0	—	16.0
Lawsuit settlement	—	—	(9.0)	—
Oil measurement adjustments	—	—	(52.2)	—
Impact from unusual winter conditions	—	—	9.2	—
Impairment charges	—	10.3	—	10.3
Expired joint tariff revenues	—	—	—	(6.9)
Noncash derivative fair value (gains) losses
-Liquids	(33.7)	0.3	(38.5)	(0.1)
-Natural Gas	(15.5)	15.8	(16.0)	(14.5)
-Marketing	(1.6)	(1.3)	0.1	3.0
-Corporate	0.2	0.4	0.5	0.9
Net income attributable to noncontrolling interest	(12.2)	(20.1)	(41.0)	(45.3)
Adjusted net income	127.0	110.1	333.7	332.7
Less: Allocations to General Partner	26.8	19.2	72.4	54.4
Adjusted net income allocable to Limited Partners	100.2	90.9	261.3	278.3
Weighted average units (millions)(1)	264.6	238.1	257.6	236.8
Adjusted net income per Limited Partner unit (dollars)(1)	$0.38	$0.38	$1.02	$1.18

(1)	Adjusted for the 2-for-1 unit split issued April 21, 2011.

Liquids	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2011	2010	2011	2010
Operating income (loss)	$148.4	$(330.9)	$518.8	$(30.7)
Lines 6A and 6B incident expenses, net of recoveries	55.0	475.0	43.0	475.0
Lines 6A and 6B incident lost revenues	—	16.0	—	16.0
Impairment charges	—	10.3	—	10.3
Lawsuit settlement	—	—	(5.6)	—
Oil measurement adjustments	—	—	(52.2)	—
Expired joint tariff revenues	—	—	—	(6.9)
Noncash derivative fair value (gains) losses	(33.7)	0.3	(38.5)	(0.1)
Adjusted operating income	$169.7	$170.7	$465.5	$463.6

Natural Gas	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2011	2010	2011	2010
Operating income	$68.9	$17.9	$157.6	$113.4
Impact from unusual winter conditions	—	—	9.2	—
Noncash derivative fair value (gains) losses	(15.5)	15.8	(16.0)	(14.5)
Adjusted operating income	$53.4	$33.7	$150.8	$98.9

Marketing	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2011	2010	2011	2010
Operating income (loss)	$(1.2)	$2.4	$(0.4)	$5.3
Noncash derivative fair value (gains) losses	(1.6)	(1.3)	0.1	3.0
Adjusted operating income (loss)	$(2.8)	$1.1	$(0.3)	$8.3

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2011	2010	2011	2010
Net cash provided by operating activities	$191.6	$46.4	$652.6	$411.8
Lines 6A and 6B incident expenses	140.0	475.0	178.0	475.0
Lines 6A and 6B incident lost revenues	—	16.0	—	16.0
Expired joint tariff revenues	—	—	—	(6.9)
Changes in operating assets and liabilities, net of cash acquired	81.2	167.8	76.7	188.0
Interest expense*	78.5	69.7	236.1	198.1
Income tax expense	2.1	2.9	5.3	7.5
Settlement of interest rate swaps/treasury locks	18.8	(10.2)	18.8	3.0
Oil measurement adjustments***	(52.2)	—	(52.2)	—
Environmental Liabilities, net of insurance recoveries**	(155.7)	(477.2)	(229.7)	(481.5)
Impact from unusual winter conditions	—	—	9.2	—
Lawsuit settlement	—	—	(9.0)	—
Other	(5.6)	(7.9)	(12.8)	(2.2)
Adjusted EBITDA	$298.7	$282.5	$873.0	$808.8

*

Interest expense excludes unrealized mark-to-market net losses of $0.2 million and losses of $0.5 million for the three and nine month periods ended September 30, 2011, respectively. Included in interest expense for the three and nine month periods ended September 30, 2010 is unrealized mark-to-market net losses of $0.4 million and losses of 0.9, respectively.

**	Excludes $85 million of insurance recoveries accrued at September 30, 2011, to be received in the fourth quarter 2011.
***	$52.2 million from settlement of a dispute with a shipper on our Lakehead system, which we accrued in the second quarter of 2011 was received in July 2011.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 13 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 24 percent interest in the Partnership.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Douglas Montgomery	Terri Larson

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 353-6317

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: enbridgepartners.com

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